Exhibit 99.1

Masimo Reports Third Quarter 2010 Financial Results

Product revenue grew 18% as rainbow revenue nearly doubled

Q3 2010 Highlights (compared to Q3 2009):

•	Total revenue rose 15.5% to $101.0 million

•	Product revenue rose 18.2% to $88.8 million

•	Masimo SET and Masimo rainbow SET unit shipments rose 43.1% to 37,500

•	Masimo rainbow revenue rose 98.7% to $11.9 million

•	GAAP EPS rose 22.7% to $0.27. Excluding $0.01 in one-time expenses, adjusted EPS rose 27.3% to $0.28

Irvine, California, November 2, 2010 – Masimo Corporation (NASDAQ: MASI) today announced its financial results for the third quarter of 2010.

Masimo’s total revenue for the third quarter rose 15.5% to $101.0 million, compared to $87.4 million for the third quarter of 2009. Masimo’s third quarter product revenue rose 18.2% to $88.8 million, compared to $75.1 million for the third quarter of 2009. Revenue from Masimo rainbow products rose 98.7% to $11.9 million in the third quarter, compared to $6.0 million for the third quarter of 2009.

Net income for the third quarter was $16.4 million, or $0.27 per diluted share, including $0.01 per diluted share in one-time marketing-related expenses that Masimo had previously planned and announced after receiving $30.1 million in proceeds in the first quarter of 2010 from an antitrust lawsuit against Covidien. Excluding these one-time expenses, adjusted net income for the third quarter was $16.9 million, or $0.28 per diluted share, compared to net income of $13.1 million, or $0.22 per diluted share, in the third quarter of 2009.

During the third quarter, the company shipped approximately 37,500 Masimo SET pulse oximetry and Masimo rainbow SET Pulse CO-Oximetry units, excluding handheld units, up 43.1% compared to approximately 26,200 in the same period last year. Masimo estimates its worldwide installed base as of October 2, 2010 to be 821,000 units, up 17.8% from 697,000 units as of October 3, 2009.

Joe Kiani, Chairman and Chief Executive Officer of Masimo, said, “Masimo continues to pursue its mission to improve patient outcomes and reduce healthcare costs by taking noninvasive monitoring to new sites and applications. Our third-quarter results demonstrate the strength of our technology and mission.”

As of October 2, 2010, cash, cash equivalents and short-term investments totaled $125.4 million, compared to $189.0 million as of January 2, 2010. The decline was due primarily to the March 31, 2010 dividend payment of $117.5 million, partially offset by the net proceeds from the antitrust lawsuit and operating cash flow in the first nine months of 2010.

Conference Call

Masimo will hold a conference call today at 1:30 p.m. PT (4:30 p.m. ET) to discuss the results. The dial-in numbers are (888) 520-7182 for domestic callers and +1 (706) 679-9937 for international callers. The reservation code for both dial-in numbers is 17706796. After the live webcast, the call will be available on Masimo’s website through December 2, 2010. In addition, a telephonic replay of the call will be available through November 16, 2010. The replay dial-in numbers are (800) 642-1687 for domestic callers and +1 (706) 645-9291 for international callers. Please use reservation code 17706796.

About Masimo

Masimo (NASDAQ: MASI) is the global leader in innovative noninvasive monitoring technologies that significantly improve patient care—helping solve “unsolvable” problems. In 1995, the company debuted Measure-Through Motion and Low Perfusion pulse oximetry, known as Masimo SET®, which virtually eliminated false alarms and increased pulse oximetry’s ability to detect life-threatening events. More than 100 independent and objective studies demonstrate Masimo SET provides the most reliable SpO2 and pulse rate measurements even under the most challenging clinical conditions, including patient motion and low peripheral perfusion.

In 2005, Masimo introduced rainbow® SET Pulse CO-Oximetry™ technology, allowing noninvasive and continuous monitoring of blood constituents that previously required invasive procedures, including total hemoglobin (SpHb®), oxygen content (SpOC™), carboxyhemoglobin (SpCO®), methemoglobin (SpMet®), and Pleth Variability Index (PVI®), in addition to SpO2, pulse rate, and perfusion index (PI). In 2008, Masimo introduced Patient SafetyNet™, a remote monitoring and wireless clinician notification system designed to help hospitals avoid preventable deaths and injuries associated with failure to rescue events. In 2009, Masimo introduced rainbow Acoustic Monitoring™, the first-ever noninvasive and continuous monitoring of acoustic respiration rate (RRa™). Masimo’s rainbow SET technology platform offers a breakthrough in patient safety by helping clinicians detect life-threatening conditions and helping guide treatment options. In 2010, Masimo acquired SEDLine®, a pioneer in the development of innovative brain function monitoring technology and devices. Masimo SET and Masimo rainbow SET technologies can also be found in over 100 multiparameter patient monitors from over 50 medical device manufacturers around the world. Founded in 1989, Masimo has the mission of “Improving Patient Outcomes and Reducing Cost of Care … by Taking Noninvasive Monitoring to New Sites and Applications®.” Additional information about Masimo and its products may be found at www.masimo.com.

Forward-Looking Statements

All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements about our financial condition, results of operations and business generally. These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, those related to: our dependence on Masimo SET and Masimo rainbow SET products and technologies for substantially all of our revenue; any failure in protecting our intellectual property exposure to competitors’ assertions of intellectual property claims; the highly competitive nature of the markets in which we sell our products and technologies; any failure to continue developing innovative products and technologies; the lack of acceptance of any of our current or future products and technologies; obtaining regulatory approval of our current and future products and technologies; the risk that the implementation of our international realignment will not continue to produce the anticipated operational and financial benefits, including a continued lower effective tax rate; the loss of our customers; the failure to retain and recruit senior management; product liability claims exposure; a failure to obtain expected returns from the amount of intangible assets we have recorded; the maintenance of our brand; the impact of the decline in the worldwide credit markets on us and our customers; the amount and type of equity awards that we may grant to employees and service providers in the future; and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), which you may obtain for free on the SEC’s website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

# # #

Investor Contact: Sheree Aronson	Media Contact: Dana Banks
Vice President, Investor Relations, Masimo Corporation	Manager, Public Relations, Masimo Corporation
(949) 297-7043	(949) 297-7348
saronson@masimo.com	dbanks@masimo.com

Masimo, SET, Signal Extraction Technology, Improving Patient Outcome and Reducing Cost of Care… by Taking Noninvasive Monitoring to New Sites and Applications, Rainbow, SpHb, SpOC, SpCO, SpMet, PVI, Rainbow Acoustic Monitoring, RRa, Radical-7, Rad-87, Rad-57,Rad-8, Rad-5,Pulse CO-Oximetry, Pulse CO-Oximeter, and SEDLine are trademarks or registered trademarks of Masimo Corporation.

MASIMO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	October 2, 2010	January 2, 2010
ASSETS
Current assets
Cash and cash equivalents	$125,407	$132,054
Short-term investments	—	56,989
Accounts receivable, net of allowance for doubtful accounts	49,330	38,897
Royalties receivable	11,500	11,500
Inventories	43,401	31,559
Prepaid expenses	4,966	5,447
Deferred tax assets	11,586	11,585
Other current assets	1,729	1,357

Total current assets	247,919	289,388
Deferred cost of goods sold	35,334	28,163
Property and equipment, net	13,822	11,682
Deferred tax assets	11,380	11,500
Intangible assets, net	10,294	9,829
Other assets	8,117	5,783

Total assets	$326,866	$356,345

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$23,892	$16,716
Accrued compensation	19,478	17,793
Accrued liabilities	10,814	9,754
Income taxes payable	1,021	477
Deferred revenue	14,624	14,641
Current portion of capital lease obligations	54	60

Total current liabilities	69,883	59,441
Deferred revenue	1,979	270
Capital lease obligations, less current portion	134	171
Other liabilities	7,490	6,775

Total liabilities	79,486	66,657

Equity
Masimo Corporation stockholders’ equity:
Common stock	59	58
Treasury stock	(1,209)	(1,209)
Additional paid-in capital	211,882	195,690
Accumulated other comprehensive income	775	63
Retained earnings	34,022	94,112

Total Masimo Corporation stockholders’ equity	245,529	288,714
Noncontrolling interest	1,851	974

Total equity	247,380	289,688

Total liabilities and equity	$326,866	$356,345

MASIMO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009
Revenue:
Product	$88,823	$75,146	$262,647	$219,690
Royalty	12,165	12,295	37,186	36,812

Total revenue	100,988	87,441	299,833	256,502
Cost of goods sold	29,376	25,198	88,379	73,517

Gross profit	71,612	62,243	211,454	182,985
Operating expenses:
Research and development	9,227	7,742	27,688	22,761
Selling, general and administrative	39,547	33,476	129,862	99,122
Antitrust litigation expense (proceeds)	—	185	(30,728)	228

Total operating expenses	48,774	41,403	126,822	122,111

Operating income	22,838	20,840	84,632	60,874
Non-operating income	1,232	295	1,194	376

Income before provision for income taxes	24,070	21,135	85,826	61,250
Provision for income taxes	7,376	7,814	29,052	21,414

Net income including noncontrolling interests	16,694	13,321	56,774	39,836
Net (income) loss attributable to the noncontrolling interests	(275)	(266)	642	(668)

Net income attributable to Masimo Corporation	$16,419	$13,055	$57,416	$39,168

Net income per share attributable to Masimo Corporation stockholders:
Basic	$0.28	$0.23	$0.98	$0.68

Diluted	$0.27	$0.22	$0.95	$0.65

Weighted average shares used in per share calculations:
Basic	58,866	57,666	58,644	57,542

Diluted	60,572	60,157	60,527	60,127

Cash dividend declared per share	$—	$—	$2.00	$—

The following table presents details of the share-based compensation expense that is included in each functional line item in the condensed consolidated statements of income above (in thousands):
	Three Months Ended		Nine Months Ended
	October 2, 2010	October 3, 2009	October 2, 2010	October 3, 2009
Cost of goods sold	$140	$102	$351	$273
Research and development	$651	$645	$2,022	$1,878
Selling, general and administrative	$1,777	$1,683	$6,514	$5,752

MASIMO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Nine Months Ended
	October 2, 2010	October 3, 2009
Cash flows from operating activities:
Net income including noncontrolling interests	$56,774	$39,836
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	4,755	4,512
Share-based compensation	8,887	7,903
Loss on disposal of property and equipment	—	3
Provision for doubtful accounts	129	682
Provision for obsolete inventory	448	346
Provision for warranty costs	1,790	1,582
Provision for deferred income taxes	133	—
Income tax benefit from exercise of stock options granted prior to January 1, 2006	2,072	1,403
Excess tax benefit from share-based payment arrangements	(494)	(185)
Changes in operating assets and liabilities:
Increase in accounts receivable	(10,561)	(9,377)
Increase in royalties receivable	—	(59)
Increase in inventories	(12,290)	(4,233)
(Increase) decrease in deferred cost of goods sold	(7,201)	891
(Increase) decrease in prepaid expenses	522	(2,407)
Increase in other assets	(2,717)	(1,165)
Increase (decrease) in accounts payable	7,189	(2,124)
Increase in accrued compensation	1,650	1,191
Decrease in accrued liabilities	(734)	(48)
Increase (decrease) in income taxes payable	1,036	(9,781)
Increase (decrease) in deferred revenue	1,691	(99)
Increase in other liabilities	677	833

Net cash provided by operating activities	53,756	29,704

Cash flows from investing activities:
Purchase of short-term investments	(75,986)	—
Proceeds from sale and maturities of short-term investments	132,975	—
Purchases of property and equipment	(5,942)	(2,889)
Increase in intangible assets	(1,381)	(1,100)
(Increase) decrease in restricted cash	42	(15)

Net cash provided by (used in) investing activities	49,708	(4,004)

Cash flows from financing activities:
Repayments on long-term debt	(43)	(268)
Proceeds from issuance of common stock	6,277	1,834
Excess tax benefit from share-based payment arrangements	494	185
Dividends paid	(117,506)	—

Net cash provided by (used in) financing activities	(110,778)	1,751
Effect of foreign currency exchange rates on cash	667	325

Net increase (decrease) in cash and cash equivalents	(6,647)	27,776
Cash and cash equivalents at beginning of period	132,054	146,910

Cash and cash equivalents at end of period	$125,407	$174,686